BIKINI TEAM INTERNATIONAL, INC. ANNOUNCES LETTER OF INTENT TO
                          ACQUIRE SBMB GROUP, INC.


     Salt Lake City, Utah January 27, 2004 Bikini Team International, Inc. ("Bikini" or the "Company") (OTCBB: BIKN) announced the execution of a Letter of Intent to acquire SBMB Group, Inc. ("SBMB"). Terms of the Letter of Intent call for Bikini to issue 1,580,000 pre-forward split shares of its common stock in exchange for all of the issued and outstanding securities of SBMB Group, Inc.

     As part of the definitive agreement, either prior to or subsequent to closing, SBMB shall complete a forward split by dividend of its outstanding securities of twenty (20) shares for every one (1) share presently outstanding that will require a mandatory exchange of stock certificates to obtain the dividend. Victoria M. Jenson, the Company's President, has agreed to cancel 580,000 pre-forward split shares of the Company's common stock that are owned by her, and an additional 50,000 shares of preferred stock convertible into an additional 500,000 pre-forward split shares of common stock, as a condition of closing.

     SBMB Group, Inc. is a company which was established in May 2003 for the sole purpose of acquiring medical related companies and devices. The SBMB team of professionals has performed due diligence and identified three companies as possible acquisition candidates.

     Closing of the transaction is subject to certain requirements including completion of final documentation, due diligence and other customary pre-closing conditions. There is no assurance this transaction will be completed.

     This Press Release does not constitute an offer of any securities for sale.

                            ***
     This Press Release may contain forward-looking statements, including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company's plan of operation, changes in the Company's anticipated earnings, continuation of current contracts, changes in gaming and other applicable regulations, and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Registration Statement on Form 10-SB of the Securities and Exchange Commission, and Form 10-QSB Quarterly Reports. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.


Bikini Team International, Inc.
Contact:  Victoria M. Jenson, President
Telephone:  (801) 278-9424